                                                                    Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT



Name of Subsidiary                                 Jurisdiction of Incorporation
------------------                                 -----------------------------

Aspen Insurance Limited                            Bermuda

Aspen Insurance UK Limited                         United Kingdom

Aspen (UK) Holdings Limited                        United Kingdom

Aspen Insurance UK Services Limited                United Kingdom

Aspen U.S. Holdings, Inc.                          Delaware

Aspen Specialty Insurance Company                  North Dakota

Aspen Specialty Insurance Management Inc.          Massachusetts

Aspen Insurance U.S. Services Inc.                 Delaware